Exhibit 11.1

Metal Acquisition Limited

Securities Trading Policy

Adopted 15 December 2023

I.	INTRODUCTION

A.	Background

Metals Acquisition Limited ARBN 671 963 198 (the Company) is a listed company in the United States and Australia. The Company and its employees have obligations to avoid unlawful and unethical Trading practices occurring through Restricted Persons’ access to material, nonpublic information of the Company.

The Company is listed on the NYSE and the ASX (the Exchanges) and maintains this Policy to ensure that Trading of Securities complies with the applicable laws and regulations of, among other things, the Exchanges, the Corporations Act, the NYSE and ASX Listing Rules, the Exchange Act and other applicable Australian and U.S. securities laws.

These laws also apply to the disclosure of material, nonpublic information to others who may Trade Securities. Violations of these laws can result in civil and criminal penalties. A company and its controlling persons may also be subject to liability if such a company fails to take reasonable steps to prevent insider trading by its personnel.

It is important that Restricted Persons understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The SEC, FINRA, ASIC, the Exchanges and other regulatory authorities are generally very effective at detecting insider trading. These regulatory authorities, along with government prosecutors, pursue insider trading violations vigorously. Cases have been successfully prosecuted against employees and others who have committed insider trading, even for relatively small trades, through foreign accounts or through family members and friends.

B.	Application

This Policy applies to all Directors, officers, Senior Executives, employees of the Company and consultants and contractors who are currently engaged by the Company, wherever located (you or a Restricted Person).

The restrictions set forth in this Policy also apply to:

(a)	family members who reside with you;

(b)	anyone else who lives in your household;

(c)	any family members who do not live in your household but whose securities transactions are directed by you or who are subject to your influence or control (such as parents or children who consult with you before they trade in securities);

(d)	any person to whom you have disclosed material, nonpublic information; and

(e)	any entity that you control.

You are responsible for making sure that any Trading in Securities executed or directed by you or such other affiliated person or entity listed above complies with this Policy.

C.	Objective

The Company has adopted this Policy to regulate Trading by Restricted Persons in Securities. All Restricted Persons are required to conduct their personal investment activity in a manner that is lawful and avoids conflicts of interest between the Restricted Person’s personal interests and those of the Company. The Company also wishes to promote stockholder and general market confidence in the Company. The Board has established this Policy to:

(a)	assist Restricted Persons to comply with their legal obligations in relation to trading in Securities;

(b)	raise awareness and minimize any potential for breach of the prohibitions on insider trading contained in Part 7.10 of the Corporations Act and in the Securities Act;

(c)	establish the Company’s policy and procedure for Restricted Persons Trading in Securities;

(d)	meet the Company’s obligations under the ASX Listing Rules to maintain a Securities Trading Policy; and

(e)	maintain a proper market for the Securities and ensure the Company’s reputation and integrity are not adversely impacted by perceptions of improper Trading of Securities.

D.	Securities covered by this Policy

This Policy applies to Trading in all Securities, including:

(a)	Shares, CDIs, options, warrants, RSUs, PSUs, DSUs, performance rights and other securities issued by the Company which are convertible into Shares;

(b)	debentures (including bonds and notes); and

(c)	derivatives of any of the above (including equity swaps, futures, hedges and exchange-traded or over the counter-options), whether settled by cash or otherwise.

This Policy also applies to trading in the securities of other companies, such as our customers or suppliers and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale of assets. Information that may not be material to the Company may nevertheless be material to those other companies.

Transactions in mutual funds, exchange-traded funds, index funds or other “broad basket” funds that own or hold Securities as one of many investments are not subject to this Policy.

E.	Key principles

All trading in Securities by Restricted Persons must be conducted:

(a)	in accordance with this Policy;

(b)	generally not during any Prohibited Trading Period; and

(c)	only with the Company’s prior written clearance.

No conflicts of interest – In conducting personal trading activities, all Restricted Persons must act lawfully and avoid conflicts of interests between their personal interests and the Company’s interests.

No Trading on Inside Information - Any Restricted Person who possesses Inside Information in relation to the Company must not trade in Securities, regardless of any written clearance granted under this Policy. Similarly, you may not trade in the securities of any other company if you are aware of material, nonpublic information about that company that you obtained in the course of your employment with, or the performance of services on behalf of, the Company. It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of material nonpublic information relating to the Company or its securities.

No Tipping - The Company has authorized only certain individuals to publicly release Inside Information relating to the Company. You may not communicate Inside Information to others (unless such disclosure is made in accordance with the Company’s policies regarding the authorized disclosure of such information) or recommend to anyone the purchase or sale of any securities when you are aware of Inside Information. You are also prohibited from communicating Inside Information if you reasonably believe that the person being communicated the Inside Information is likely to apply for, acquire or dispose of, or enter into an agreement to apply for, acquire or dispose of, any securities or procure another person to do so. This practice, known as “tipping,” also may violate the securities laws and can result in civil and criminal penalties, even though you did not trade and/or gain any benefit from another’s trading.

No Exception for Hardship - The existence of a personal, financial emergency does not excuse you from compliance with this Policy.

II.	PROHIBITION OF INSIDER TRADING

A.	Inside Information

‘Inside information’ is information that a reasonable investor would consider important in determining whether to trade in a security or the information, if made public, likely would affect the market price of a company’s securities and that is not generally available.

Information expected to affect the Company’s Share price, whether positive or negative, should be considered material.

Information is ‘generally available’ if it has been communicated by the Company in a manner reasonably designed to make it available to the general investing public (e.g., via an SEC filing, a filing with ASX, a press release, a webcast or an earnings call). The circulation of rumors, even if accurate and reported in the media, does not constitute public disclosure.

Restricted Persons may only assume information is generally available when it has been broadly disseminated to the marketplace by the Company (for example, by means of a filing with the SEC, such as a Form 6-K or other periodic or current report, a filing with ASX, a press release, a publicly accessible conference call or a publication in a widely-available newspaper or magazine) and enough time has elapsed to permit the investing public to absorb and evaluate the information. As a general rule, information is considered “generally available” after the completion of the second full trading day after the information has been broadly disseminated.

A reasonable person would be taken to expect information to have a material effect on the price or value of Securities if (and only if) the information would, or would be likely to, influence persons who commonly acquire securities in deciding whether or not to acquire or dispose of those securities. In other words, information must be shown to be material to the investment decision of a reasonable hypothetical investor in the securities.

Common examples of information that will frequently be regarded as material to the investment decision of a reasonable hypothetical investor in the securities are:

(a)	projections of future earnings or losses or other earnings guidance;

(b)	earnings or losses that are significantly higher or lower than generally expected by the investment community;

(c)	a pending or proposed merger, acquisition, tender offer, or an acquisition or disposition of significant assets;

(d)	a change in Senior Executives or the Board;

(e)	major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities;

(f)	severe financial liquidity problems;

(g)	actual or threatened major litigation, or the resolution of such litigation;

(h)	new major contracts, order, merchants, suppliers, customer or financing sources, or the loss of any of them; and

(i)	significant cybersecurity breaches.

Other types of information may also be material; no complete list can be given. Whether a particular item is “material” or “generally available” will be judged with the benefit of hindsight. Persons with any questions as to whether information may be considered “material” and “nonpublic” should contact the Company’s General Counsel.

B.	Prohibited conduct

The Corporations Act and Exchange Act prohibit:

(a)	the direct and indirect acquisition or disposal of Securities using Inside Information;

(b)	the procurement of another person to acquire or dispose of Securities using Inside Information; and

(c)	communication of Inside Information to another person for the purpose of the other person acquiring or disposing of Securities.

Restricted Persons must not, whether in their own capacity or as an agent for another, apply for, acquire or dispose of, or enter into an agreement to apply for, acquire or dispose of, any securities, or procure another person to do so if the Restricted Person:

(a)	possesses Inside Information; and

(b)	knows or ought reasonably to know, that:

(i)	the Inside Information is not generally available; and

(ii)	if it were generally available, it might have a material effect on the price or value of the Securities or influence a person’s decision to Trade the Securities.

Restricted Persons must not either directly or indirectly pass on this kind of information to another person if they know, or ought reasonably to know, that this other person is likely to apply for, acquire or dispose of the other securities or procure another person to do so.

C.	Trading in securities of other companies

The insider trading provisions of the Corporations Act and Exchange Act apply to the securities of other companies and entities (including the Company’s clients, suppliers or contractors) if the Restricted Person has inside information about that company or entity. Restricted Persons must not trade in securities of another company whilst in possession of inside information in respect of that company.

D.	Transactions not involving a purchase or sale

Bona fide gifts of Securities are not subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Securities at a time when the transferor is aware of Inside Information or the person or entity making the gift is subject to a Prohibited Trading Period and the sale by the recipient of the Securities occurs during a Prohibited Trading Period. For the avoidance of doubt, the pre-clearance procedures set forth in Section IV shall apply to any gifts of Securities, transfers or contributions of Securities to a family trust or other entity, and transfers of Securities among family members.

E.	Confidentiality obligations

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or engagement as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

Further to your legal obligations related to insider trading under the Corporations Act, the Exchange Act and any other applicable law, you must not disclose the Company’s confidential information to any unauthorized third party, or use that information for personal gain or in a manner that may harm the Company.

The timing and nature of the Company’s disclosure of Inside Information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

III.      COMPANY IMPOSED RESTRICTIONS ON TRADING

A.	Trading may only occur during Trading Windows

To help prevent inadvertent violations of the Australian and U.S. securities laws and to avoid the appearance of Trading on the basis of Inside Information, all Trading in Securities by Company Personnel must be in accordance with this Policy and generally will only be permitted during Trading Windows and must not occur during any Prohibited Trading Period.

No Trading in Securities may occur outside of Trading Windows without the prior written permission of the Chair (or an officer of the Company designated by the Chair), unless an exception in Section III.D (Exceptions to the Prohibited Trading Periods) applies. Permission to sell (but not purchase) Securities will ordinarily only be granted in Exceptional Circumstances and only in the event that the Company Personnel involved is not in possession of Inside Information affecting Securities. Requests for permission should be made to the Company’s General Counsel.

B.	When are the Trading Windows?

The Trading Windows during which Company Personnel will be permitted to Trade Securities will be provided by the Company’s General Counsel (or designee). These will generally be open except at the following times (each, a Prohibited Trading Period):

(a)

three weeks before the day in which the Company’s Board of Directors is expected to meet to approve the interim financial results and will end at the close of business on the second trading day following the date of public disclosure of the financial results for such fiscal quarter;

(b)

from the close of the ASX trading day on 23 December each year (unless the Company has, at least two full trading days prior to such time, made generally available to the public interim financial results of the Company for the first two months of the then-current quarter, in which case the Prohibited Trading Period will commence on the close of the ASX trading day on 31 December each year), until two full trading days following the day on which the Company’s full year results or annual report on Form 20-F for such period (whichever is first) is made generally available to the public;

(c)

from the close of the ASX trading day on 22 June each year (unless the Company has, at least two full trading days prior to such time, made generally available to the public interim financial results of the Company for the first two months of the then-current quarter, in which case the Prohibited Trading Period will commence on the close of the ASX trading day on 30 June each year), until two full trading days following the day on which the Company’s half year results on Appendix 4D or quarterly report on Form 6-K for such period (whichever is first) is made generally available to the public;

(d)

from the close of the ASX trading day on 23 March and 22 September each year (unless the Company has, at least two full trading days prior to such time, made generally available to the public interim financial results of the Company for the first two months of the then-current quarter, in which case the Prohibited Trading Period will commence on the close of the ASX trading day on 31 March or 30 September, as applicable), until two full trading days following the day on which the Company’s review of operations, quarterly report on Appendix 4C or current report on Form 6-K for such period (whichever is first) is made generally available to the public;

(e)	where there is in existence price sensitive information that has not been disclosed because of an ASX Listing Rule exception; and

(f)	any additional period arising from time to time that the Board imposes a prohibition on trading as an ‘ad hoc’ prohibition on trading of Securities.

In addition, from time to time, the Company may be involved in activities that are material and that are known only by a limited number of people at the Company. If you are someone whose duties cause you to become aware of such an activity, the General Counsel may notify you of an event-specific trading restriction (or additional Prohibited Trading Period) and you will not be permitted to Trade in Securities. The existence of an event-specific blackout will not be broadly announced and you should not communicate it to anyone. Even if you are not notified of an event-specific blackout, you should not Trade in Securities if you are aware of Inside Information.

Notwithstanding the time periods described above, the Company may declare a Trading Window closed at any time at its absolute discretion and without prior notice. For example, this could occur where directors of the Company believe that certain Company Personnel may hold Inside Information relating to the Company. Trading Windows will not automatically be opened outside the times described above. Details of when a Trading Window is opened or closed and any Prohibited Trading Periods will be notified by email to Company Personnel.

C.	When is Trading during a Trading Window prohibited?

Even if the Trading Window is open, the laws prohibiting insider trading continue to apply to Company Personnel so that they must not trade if they possess any Inside Information. Refer to Section II of this Policy for further details. Company Personnel are prohibited from:

(a)

(short term trading) other than when an Company Personnel exercises employee options or performance rights to acquire Securities at the specified exercise price, Trading in Securities (or an interest in Securities) on a short term trading basis. Short-term trading includes buying and selling Securities within a 12 month period, and entering into other short-term dealings (e.g. forward contracts);

(b)

(hedging unvested awards) entering into transactions or arrangements, including by way of derivatives or similar financial products, which operate to limit the economic risk of a Company Personnel’s holdings of unvested Securities granted under an employee incentive plan; or

(c)	(short positions) Trading in Securities which enable a Company Personnel to profit from or limit the economic risk of a decrease in the market price of Securities.

D.	Exceptions to the Prohibited Trading Periods

The following exceptions to the Trading restrictions during Prohibited Trading Periods apply even if a Trading Window is not open (but subject always to insider trading laws):

(a)

an exercise (but not the sale of Securities following exercise) of an option or other right to acquire Securities under an employee incentive scheme or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security falls during a Prohibited Trading Period. The Trading restrictions do apply, however, to any sale of the underlying stock or to a “cashless exercise” of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise. Therefore, “cashless exercises” which include a sale of securities are subject to the restrictions set forth in this Policy;

(b)

the vesting of stock options, restricted stock, RSUs, PSUs or DSUs. Any sale of Securities in connection with such vesting, including any sale of Shares by the Company to satisfy the employee’s tax obligations in connection with the vesting of RSUs, are subject to the restrictions set forth in this Policy.

(c)

Trading under an offer or invitation made to all or most of the security holders such as a rights or entitlement issue, a security purchase plan, or an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. This includes decisions relating to whether or not to take up the entitlements and the sale of entitlements required to provide for the take up of the balance of entitlements under a renounceable pro rata issue;

(d)	Trading where the beneficial interest in the relevant Securities does not change. This includes:

(i)	a dealing by which the relevant Securities are transferred by a Company Personnel from their personal holdings to a superannuation fund of which they are a beneficiary;

(ii)	the withdrawal of Securities from an employee incentive scheme and the transfer of those Securities to the participant’s personal holdings or superannuation fund of which they are a beneficiary;

(e)

an acquisition of Securities under a dividend reinvestment plan, provided the election to participate in the dividend reinvestment plan was made before the Company Personnel came into possession of any Inside Information;

(f)	a Company Personnel accepting a takeover bid or transferring Securities under a scheme of arrangement in respect of the Company;

(g)

a disposal of Securities that is the result of a secured lender or financier exercising their rights. However, this does not extend to disposal under a margin lending arrangement where such arrangement is prohibited by this Policy;

(h)	an acquisition of Securities under a bonus issue made to all holders of the Company’s Securities of the same class; and

(i)

an investment in, or trading in units of, a fund or some other scheme (other than a scheme only investing in the Securities of the Company) where the assets of the fund or other scheme are invested at the discretion of a third party.

Despite the above exceptions, under the insider trading laws, a person who possesses inside information may be prohibited from trading even where Trading falls within an exception specified above.

IV.	PRE-NOTIFICATION AND REPORTING OF TRADES

A.	Who must give notification of an intention to Trade?

When permitted to Trade in accordance with this Policy, all Company Personnel must give at least two trading days’ (or such shorter period approved by the Chair) prior written notice of any proposed Trading in Securities and confirm that they do not possess any Inside Information. Such notice may be provided as follows:

(a)	in the case of Senior Executives, to the Chair and General Counsel;

(b)	in the case of a Director of the Company, to the Chair and General Counsel;

(c)	in the case of the Chair, to the Board and General Counsel;

(d)	in all other cases, to the General Counsel and the Company Secretary,

pursuant to the Company’s then-current notification procedures (each notified individual a Notification Officer).

A notification of an intention to Trade should be submitted at least two business days in advance of the proposed transaction on a case-by-case basis. The Notification Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the Trade. If the relevant Notification Officer objects to the proposed Trade, they must immediately notify the relevant Company Personnel that the Trade must not proceed, and must advise the Directors (who may overrule the decision if they think appropriate). If a person seeks pre-clearance and permission to engage in Trade is denied, then he or she should refrain from initiating any Trading in our Securities, and should not inform any other person of the restriction.

When a notification of an intention to Trade is made, the requestor should carefully consider whether he or she may be aware of any Inside Information, and should describe fully those circumstances to the Notification Officer. The requestor should be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale. The Company can assist its Directors and Senior Executives in completing and filing the appropriate forms and advance notice of the transactions allows the Company to complete these filings on a timely basis.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of this Policy.

B.	What Trading does not need to be pre-notified?

The only Trades that do not need to be pre-notified are those that are permitted under a specific exception in section III.D (Exceptions to the Prohibited Trading Periods).

C.	Notifications of Trades

In addition to providing prior notification under section IV.A (Who must give notification of an intention to trade?), once a Trade of any Securities has been made by or for a Restricted Person, details of the Trade, including the number and price of Securities involved, must be notified by email to the Chair, General Counsel and Company Secretary.

So that the Company can comply with its ASX Listing Rules and Exchange Act reporting obligations, without exception Senior Executives and Directors must also give the Board prior written notice of any proposed trading in Company securities on behalf of:

(a)	their spouse or partner, dependent children or parents;

(b)	any body corporate which the director controls or is a director of; or

(c)	a trust in which the director is a trustee or beneficiary of.

Each disclosure notice will need to state whether the relevant trade occurred outside of a Trading Window and, if so, whether prior written clearance was provided.

The Company Secretary must maintain a register of notifications and clearances given in relation to trading in Company securities and must report all such matters to the Board as they arise.

D.	Notification of an intention to trade on behalf of associates

Directors and Senior Executives must give prior written notice of any proposed Trading in Securities in accordance with section IV.A (Who must give notification of an intention to trade?) on behalf of any of their associates.

For this purpose, “associates” of a Director or Senior Executive includes their spouses, family members, trusts, companies, nominees and other persons over whom a Director or Senior Executive has, or may be expected to have, investment control or influence.

V.	OTHER OBLIGATIONS

A.	Short term trading

Restricted Persons must not trade in Securities on a short-term basis. Generally, short term trading includes acquiring and disposing of securities within a 12-month period.

B.	Hedging arrangements

Restricted Persons must not enter into arrangements or transactions which would have the effect of limiting the economic risk related to the Securities.

C.	Margin loans and similar funding arrangements

Directors and Senior Executives may not include their Securities in a margin loan portfolio or otherwise Trade in Securities pursuant to a margin lending arrangement (Margin Lending Arrangement) without first obtaining the consent of the Chair (or, in the case of the Chair, the Board). This is because the terms of the arrangement may require the Securities to be sold during a Prohibited Trading Period or when the relevant Director or Senior Executive possesses inside information. A Margin Lending Arrangement would include:

(a)	entering into a margin lending arrangement in respect of Securities;

(b)	transferring Securities into an existing margin loan account; and

(c)	selling Securities to satisfy a call under a margin loan except where the holder of Securities has no control over the sale.

D.	Applicability of U.S. Securities Laws to International Transactions

All employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the U.S. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of

U.S. securities laws.

E.	Rule 10b5-1 Trading Plans

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

The following requirements apply to all Rule 10b5-1 Plans:

(a)

(prior approval) anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the legal department for its approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. In addition, prior approval is required for any amendment or early termination of an effective Rule 10b5-1 Plan.

(b)

(entry into a plan) a director or employee may enter into a Rule 10b5-1 Plan only at a time when he or she is not in possession of material nonpublic information regarding the Company or its securities and, if subject to blackout periods, when a blackout period is not in effect under this Policy. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material nonpublic information about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

(c)

(waiting period) the waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1. Under Rule 10b5-1, plans established by directors and executive officers must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 20-F or 6-K for the completed fiscal quarter in which the plan was adopted that discloses the Company’s financial results (but in any event, this waiting period is subject to a maximum of 120 days after the adoption of the plan). For all other individuals, the waiting period must be at least 30 days from adoption of the plan.

(d)

(duration) directors and employees are encouraged to design plans with clear instructions that contemplate spreading smaller trades over a longer period of time as opposed to a small number of large trades.

(e)

(multiple plans) generally speaking, an individual entering into a Rule 10b5-1 Plan may have only one plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, an individual may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Lastly, individuals may have an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory equity award.

(f)	(single transaction) Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.
(g)

(amendments) amendments to Rule 10b5-1 Plans will be permitted only at a time when: (i) the director or employee is not in possession of material nonpublic information and (ii) a blackout period is not in effect (if applicable) under this Policy. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.

(h)

(termination) a Rule 10b5-1 Plan may be terminated at any time upon advance approval of the General Counsel. However, terminating a Rule 10b5-1 Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.

(i)

(outside trades) adoption of a Rule 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with this Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a Rule 10b5-1 Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised options) should not be purchased or sold outside the plan.

VI.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to your transactions in the Company’s securities even after you have terminated employment or other services to the Company as follows: if you are aware of Inside Information when your employment or service relationship terminates, you may not Trade in Securities until that information has become generally available or is no longer material.

VII.	ASX LISTING AND SEC RULES

The Company will comply with the ASX Listing Rules requirements related to Trading in Securities and all applicable Securities and Exchange Commission rules, including:

(a)	maintaining this Policy in accordance with applicable legislation and regulations;

(b)	providing the ASX with a copy of this Policy upon its adoption, material amendment or on the ASX’s request; and

(c)	notifying the ASX and SEC of Trades in Securities, as required.

VIII.	POLICY COMPLIANCE

A.	Compliance with Policy and legal obligations

Restricted Persons are individually responsible for ensuring their compliance with this Policy and their legal obligations relating to insider trading.

B.	Consequences of breaching Policy and legal obligations

Engaging in insider trading may subject Restricted Persons to:

(a)	criminal liability, including substantial monetary fines and/or imprisonment; and/or

(b)	civil liability, which may include being sued by another party for any loss suffered as a result of insider trading.

Further, the Company will not tolerate any breach of Restricted Persons’ legal obligations regarding insider trading. Restricted Persons who breach any applicable insider trading law or this Policy will likely face disciplinary action, including termination of employment or engagement with the Company. Any Restricted Person who becomes aware of a violation of this Policy should immediately report the violation to the Chair.

The Company may be required to notify relevant authorities of a serious breach of this Policy.

C.	Guidance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive and violations carry severe consequences.

IX.	ADOPTION AND REVIEW OF THIS POLICY

A.	Adoption

The Board adopted this Policy on 15 December 2023. It takes effect from that date and replaces any previous Company policy in this regard.

B.	Review and amendment

The Board is responsible for regularly reviewing this Policy, having regard to changing circumstances and any changes to the ASX Listing Rules, SEC regulations, the Corporations Act, the Exchange Act or other applicable legislation.

This Policy can only be amended with the approval of the Board. The Board may, at its discretion, amend this Policy to extend its application to securities of other companies or entities with which the Company has a close business relationship (including the Company’s clients, suppliers or contractors). The Board will communicate any amendments to Restricted Persons as appropriate.

X.	DEFINITIONS

In this Policy, unless the context otherwise requires:

ASIC means Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or the financial market conducted by ASX Limited, as the context requires.

ASX Listing Rules means the listing rules of ASX applicable to the Company from time to time.

Board means the board of directors of the Company.

CDI means a CHESS Depositary Interest representing a beneficial interest in a Share in the Company.

Company means Metals Acquisition Limited ARBN 671 963 198 and its affiliates and subsidiaries.

Company Personnel means a person who is an employee, officer or Director of the Company, and includes the Senior Executives.

Corporations Act means the Corporations Act 2001 (Cth) and this term shall include similar legislation in other jurisdictions.

Director means any director of the Company.

DSU means a deferred share unit of the Company.

Exceptional Circumstances means circumstances which the Chair (or the Board in the case of proposed Trading by the Chair) decides are so exceptional that the proposed Trading of Securities is the only reasonable course of action available.

Exchange Act means the US Securities Exchange Act of 1934 and rules and regulations promulgated thereunder.

Exchanges has the meaning section out in section I.A (Background).

FINRA means the Financial Industry Regulatory Authority

NYSE means the New York Stock Exchange.

Policy means this Securities Trading Policy

Prohibited Trading Period means any time other than during a Trading Window and any additional period from time to time when the Chair or Board impose a prohibition on Trading.

PSU means a performance-based restricted stock unit of the Company.

Restricted Persons has the meaning given to that term in Section I.B (Application).

RSU means a restricted stock unit of the Company.

SEC means the U.S. Securities and Exchange Commission.

Securities includes Shares, CDIs, options, warrants, RSUs, PSUs, DSUs, performance rights and other securities issued by the Company which are convertible into Shares, as well as financial products issued or created over Shares by third parties, including structured financial products, swaps, futures contracts, contracts for differences, spread bets, options, warrants, depositary receipts or other derivatives over or related to the performance of Shares.

Senior Executives means:

(a)	the Chief Executive Officer and Chief Financial Officer;

(b)	all direct reports to the Chief Executive Officer;

(c)

any other person who is one of the Company’s key management personnel, including those persons identified as key management personnel, officers or named executive officers in the Company’s most recent Annual Report; and

(d)	any other employee who has been notified that the Board designates them as a Senior Executive for the purposes of this Policy.

Shares means common stock of the Company

Trade or Trading means:

(a)	buying or selling Securities;

(b)	entering into an agreement to buy or sell Securities; or

(c)	exercising options, rights or awards to acquire Securities.

Trading Window means any period other than a Prohibited Trading Period specified in Section III.B (When are the Trading Windows?).